Exhibit 4.2
UT GROUP, LLC
888 SEVENTH AVENUE, SUITE 1600
NEW YORK, NY 10106
April 11, 2006
Youbet.com, Inc.
5901 DeSoto Avenue
Woodland Hills, CA 91367
Gentlemen:
     Reference is hereby made to that certain Stockholders Rights Agreement (the “Agreement”), dated February 10, 2006, by and between Youbet.com, Inc. (“Youbet”) and UT Group, LLC (“Holder”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.
     Youbet has requested that Holder waive the requirement under Section 2(a) of the Agreement that Youbet shall file with the Commission the Registration Statement within sixty (60) days after the Closing for a period of ten (10) days. By its execution hereof, Holder hereby agrees to waive the requirement under Section 2(a) of the Agreement that the Corporation shall file with the Commission the Registration Statement within sixty (60) days after the Closing for a period of ten (10) days from the date of this letter. Except as expressly set forth herein, the Agreement shall remain in full force and effect without any modification, waiver or amendment thereto. For the avoidance of doubt, the Required Effective Date shall continue to be June 9, 2006.

Very truly yours, UT GROUP, LLC
By:	/s/ Robert E. Michalik
	Name:	Robert E. Michalik
Its: Vice President

Accepted and Agreed:
YOUBET.COM, INC.

By:	/s/ Charles F. Champion
Name: Charles F. Champion
Its: Chief Executive Officer